Exhibit 23.1

Consent of Independent Auditor

We have issued our report dated November 21, 2013, with respect to the financial statements of Molecular Profiles Limited as of and for the years ended July 31, 2013 and 2012 included in the Current Report of Columbia Laboratories, Inc. on Form 8-K/A dated November 21, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Columbia Laboratories, Inc. on Forms S-3 (No. 333-169599, 333-75275, 333-125671, 333-132803, 333-140107, and 333-169599) and Forms S-8 (No. 333-34079, 333-63470, 333-116072, 333-152008 and 333-188647).

/s/ GRANT THORNTON UK LLP

Birmingham, United Kingdom

November 21, 2013